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Code of Ethics Manual

Application

The Code of Ethics Manual applies to

•	All members of staff of Baillie Gifford
•	Partners of Baillie Gifford
•	Directors of Group companies

Scope

The Code covers all regulated firms within the Baillie Gifford Group and has been adopted by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group’s Compliance Committee. It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group and in particular UK FSA and US SEC requirements.

The Code of Ethics covers:

a)	general ethical principles which apply to all staff
b)	managing conflicts of interest which may occur between Baillie Gifford and the personal interests of members of staff
c)	personal dealings in shares
d)	receiving and giving of gifts, hospitality and other forms of inducement.

Staff obligations

As a member of staff you are obliged to comply with your regulatory obligations under the various regulatory systems to which the Group is subject, including applicable federal securities laws. You are required to:

a)	read and adhere to the Code of Ethics. If you have any questions please consult the Head of Regulatory Risk; and
b)	complete, sign and date a Holdings Report and electronically submit the Compliance Certificate on first becoming a member of staff and annually thereafter.

Ethical Principles

Baillie Gifford’s reputation and success is based upon its professionalism and maintenance of high ethical standards. It is expected and indeed demanded from our clients that we adhere to robust ethical standards in all aspects of our activities.

This section of the Code of Ethics sets out general principles which apply to all staff relating to ethical conduct. It also provides some guidance on addressing and resolving ethical issues.

Guiding Ethical Principles

Each member of staff must follow these guiding principles:

1) Fairness

To act fairly at all times when dealing with clients and counterparties of Baillie Gifford. Fairness requires impartiality, objectivity, and honesty.

2) Honesty and integrity

To act honestly and with integrity in fulfilling the responsibilities of your role and seek to avoid any acts or omissions or business practices which damage Baillie Gifford’s reputation or which are deceitful, oppressive, or improper.

3) Adherence to law and regulation

To observe applicable law, regulations and professional conduct standards when carrying out your activities and to interpret and apply them to the best of your knowledge and ability according to these guiding ethical principles.

4) Market conduct

When executing transactions or engaging in any form of market dealings, to observe the standards of market integrity, good practice and conduct required by, or expected of, participants in that market.

5) Loyalty to Clients

To place the interests of our clients ahead of your own interests and to manage fairly and effectively, and to the best of your ability, any relevant conflict of interest. To the extent feasible, conflicts of interest should be avoided or at least appropriately managed and disclosed in accordance with Baillie Gifford’s conflicts procedures.

6) Maintaining Confidentiality

To respect the confidentiality of information on current, former and prospective clients which is obtained through your work and refrain from using or disclosing this for unethical purposes or illegal advantage.

Conflicts of Interest

Inherent throughout the Code of Ethics is the principle that all members of staff have a responsibility to place the interests of the Group’s clients ahead of their own and resolve conflicts in favour of the Group’s clients. In order to achieve this, all activities undertaken by members of staff must be conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. Furthermore, all action taken by staff must be undertaken in a manner which does not interfere with the interests of Baillie Gifford’s clients or take unfair advantage of Baillie Gifford’s relationship with its clients.

What is a conflict of interest?

A conflict of interest arises when personal matters or obligations interfere with business activities and influence the decisions made by members of staff, which have or could have a detrimental effect on the firm’s clients. When considering conflicts of interest it is important to consider how the situation would be viewed by an independent party.

Identification of conflicts of interest

Conflicts of interests which require to be identified by members of staff are those which arise between:

•	the Group, its connected persons and a client of the Group; or
•	one client of the Group and another client of the Group.

If you are in doubt about whether a conflict has arisen please consult the Head of Regulatory Risk.

Duty to disclose

All members of staff have in the first instance an obligation to manage or avoid all conflicts of interest. If it is not possible to manage or avoid a conflict of interest then the potential or actual conflict which may impair their objectivity when undertaking their daily activities must be disclosed. All disclosures should be made to your Head of Department and the Head of Regulatory Risk.

Outside Business Interests

In order to ensure that staff do not engage in any activities that would detract, divert from or conflict with, the proper performance of their Baillie Gifford employment or would be in conflict with the interests of the firm, staff must receive prior written approval from their line managers – (which line managers should copy to HR) – for any work they undertake where they receive any kind of remuneration if this is for anyone other than Baillie Gifford. In addition, staff must obtain prior written approval from the Finance and Administration Partner or Head of Regulatory Risk for any appointment as a Director of a listed company or any business—related directorships. Your responsibilities>Employment Policies and Practices contains the firm’s policy regarding disclosure of outside business interests.

Personal Account Dealing Policy

Baillie Gifford’s first priority is in ensuring that in all circumstances, the firm’s clients’ interests are placed first and each client obtains the best execution of trades which we can arrange on their behalf. In order to ensure that this priority is consistently met, all staff have a responsibility to ensure that in no circumstances will clients be disadvantaged by employee PA Dealing.

The basic premise of Baillie Gifford’s PA Dealing Policy is that PA Dealing is permitted subject to a number of restrictions. All employees, partners and directors of group companies are required to abide by the Policy. Baillie Gifford & Co therefore gives general permission to all members of staff and to their Connected Persons (defined later) to carry out investment transactions in designated investments in accordance with the operating procedures. All staff must ensure that undertaking PA Dealing activities does not distract them from their day-to-day responsibilities.

General Rule on PA dealing

A member of staff or their Connected Persons are prohibited from

1)	entering into a PA deal where
a)	that person is prohibited from entering into it under the law and regulations governing market abuse and insider dealing as set out in the Baillie Gifford Market Abuse

Manual. It is the personal responsibility of the member of staff to ensure that they are familiar with the provisions of that Manual.

b)	it involves the misuse or improper disclosure of confidential information relating to clients or transactions for clients.
c)	it conflicts or is likely to conflict with a regulatory obligation which Baillie Gifford owes to its clients.
2)	advising or procuring any other person to enter into a transaction which would be precluded under 1. above.
3)	disclosing any information or opinion to any other person where it is reasonably likely that the result of that disclosure will lead to an activity precluded under 1. or 2. above.

Failure on the part of members of staff or their Connected Persons to follow these procedures will be regarded as a disciplinary matter under the rules and procedures set out in the Code.

Gifts & Entertainment Policy

An area where a conflict of interest may arise is in the context of the giving or receipt of a gift or hospitality which may be viewed as a form of inducement.

Baillie Gifford must take reasonable steps to ensure that it and any person acting on its behalf does not pay or accept any fee or commission, or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty that Baillie Gifford owes to its customers or any duty which the recipient firm owes to its customers.

The overriding principle is that all members of staff should not accept gifts, favours, entertainment, hospitality or other inducements of material value that could be seen as likely to influence their decision-making or make them feel beholden to a person or other firm.

Similarly Baillie Gifford and its members of staff should not offer gifts, favours, entertainment, hospitality or other inducements of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to Baillie Gifford or that member of staff.

Acknowledgement & Certification

Receipt and Acknowledgement of the Code.

All members of staff are required to receive a copy of the Code of Ethics and any amendments to the Code of Ethics. All members of staff are required to complete an annual certification, confirming that they have read the Code of Ethics and acknowledging that they are subject to its requirements. Further, all members of staff confirm through the annual certification that they have complied with the Code and that they have disclosed or reported all information required to be disclosed or reported according to the requirements of the Code.

All certifications of receipt of the Code shall be filed with the Head of Regulatory Risk by submitting the Compliance Certificate document.